                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                               CRITICAL PATH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

CRITICAL PATH LOGO

Critical Path, Inc.
350 The Embarcadero
San Francisco, California 94105-1204


May 6, 2002


To the Shareholders:

     I am pleased to invite you to attend the Annual Meeting of Shareholders of Critical Path, Inc. to be held on Wednesday, June 5, 2002 at 10:00 a.m. local time at the Argent Hotel located at 50 Third Street, San Francisco, California.

     The agenda for this year's meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully.

     I am delighted you have chosen to invest in Critical Path, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting even if you do not attend in person.

     A copy of the Company's Annual Report to Shareholders has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

                                          Sincerely,

                                          /s/ David C. Hayden

                                          David C. Hayden
                                          Executive Chairman of the
                                          Board of Directors

                              CRITICAL PATH, INC.
                              350 THE EMBARCADERO
                      SAN FRANCISCO, CALIFORNIA 94105-1204
                                 (415) 541-2500

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS -- JUNE 5, 2002

To the Shareholders:

     The Annual Meeting of Shareholders of Critical Path, Inc., a California corporation (the "Company"), will be held on Wednesday, June 5, 2002, at 10:00 a.m. local time at the Argent Hotel located at 50 Third Street, San Francisco, California to:

     - Elect four directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

     - Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2002 fiscal year.

     - Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     The names and biographies of the nominees for director are set forth in the enclosed Proxy Statement.

     All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all of your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

     Only shareholders of record at the close of business on April 16, 2002 (the "Record Date") are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in "street name," that is in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                          By Order of the Board of Directors,

                                          /s/ MICHAEL J. ZUKERMAN

                                          Michael J. Zukerman
                                          Senior Vice President, General Counsel
                                          and Secretary

San Francisco, California

May 6, 2002

                                PROXY STATEMENT
                            ------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Critical Path, Inc., a California corporation (the "Company" or "Critical Path"), for use at the 2002 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on June 5, 2002 at the Argent Hotel, located at 50 Third Street, San Francisco, California.


     The Company's principal executive offices are located at 350 The Embarcadero, San Francisco, California, 94105-1204. The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about May 9, 2002.


VOTING

     Only shareholders of record of the Common Stock of the Company ("Common Stock"), including the holders of certain securities that are convertible into Common Stock at the close of business on April 16, 2002 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. On April 16, 2002, there were 131,756,134 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible voting securities. Therefore, the presence at the Annual Meeting, either in person or by proxy, of a majority, or 67,195,628 shares of Common Stock, including the number of shares of Common Stock issuable upon conversion or exchange of certain securities into Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. See the section entitled Special Note About Outstanding Shares for further information on the Common Stock issuable upon the conversion or exchange of certain securities.

     Directors are elected by a plurality vote. The nominees for director who receive the most votes cast in favor will be elected. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

     Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. An automated system administered by ComputerShare Trust Company, Inc., the Company's transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

     Shareholders may vote their shares at the Annual Meeting in person. If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. In the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business as may properly come before the Annual Meeting. In the election of directors, the four nominees receiving the highest number of votes will be elected.

     Holders of Exchangeable Shares, as defined in the section entitled Special Note About Outstanding Shares, will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement.

REVOCABILITY OF PROXIES

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the

Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. It also may be revoked by attending the meeting and electing to vote in person.

SOLICITATION


     The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $8,000 to $12,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about May 9, 2002.


SPECIAL NOTE ABOUT OUTSTANDING SHARES

     Unless otherwise indicated, references to outstanding shares of Common Stock includes 1,817,681 shares of Common Stock issuable to non-affiliates of the Company upon the exchange of Class A Non-Voting shares of Critical Path Messaging Co., a Nova Scotia subsidiary of the Company, for Common Stock of the Company (the "Exchangeable Shares"). The Exchangeable Shares can be exchanged at any time for Common Stock of the Company upon the election of the holder. The holders of Exchangeable Shares are entitled to vote by directing the holder of the Special Voting Share of the Company. The Special Voting Share has one vote for each share of Class A Non-Voting stock outstanding.

     Unless otherwise indicated, references to outstanding shares of Common Stock includes 54,220,104 shares of Common Stock that would be issuable if the 4,000,000 issued and outstanding shares of the Company's Series D Cumulative Redeemable Convertible Participating Preferred Stock (the "Series D Preferred Stock") converted into Common Stock on April 16, 2002. The Series D Preferred Stock is convertible into Common Stock at any time upon the election of the holder. Every share of Common Stock into which the Series D Preferred Stock would convert is entitled to one vote.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, four directors are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the election of David C. Hayden, William E. McGlashan, Jr., Raul J. Fernandez and Jeffrey T. Webber as directors unless authority to vote for any such nominee is withheld. The four nominees receiving the highest number of votes will be elected. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

     Under the terms of the Company's agreement with the holders of Series D Preferred Stock, as long as 500,000 shares of the Series D Preferred Stock remain outstanding and certain investors hold at least a majority of the outstanding Series D Preferred Stock, they are entitled to elect one director to the Company's Board of Directors. In December 2001, the holders of the Series D Preferred Stock elected William E. Ford to the Board of Directors.

     In July 2001, the Board accepted the resignations of George Zachary and Kevin Harvey as directors. Also in July 2001, the Board appointed Stephen Richards, Lawrence Weber and Jeffrey T. Webber as directors. In December 2001, the Board accepted the resignations of Stephen Richards and Lawrence Weber and appointed Raul J. Fernandez to fill one of the vacancies left by these resignations. In December 2001, William E. Ford was nominated and elected to serve on the Board by the holders of the Series D Preferred stock. Mr. Ford filled the last vacancy on the Board. The Company's Bylaws authorize the number of directors to be not less than four or more than seven. The number of directors on the Board is currently fixed at five.

     Set forth below are the titles, biographical summaries and ages, as of April 16, 2002, of (i) the four individuals (who are those designated as current directors of the Company) that have been nominated by the Board for election as directors; (ii) William E. Ford, the director elected by the holders of Series D Preferred Stock in December 2001, who is not up for re-election at this time and
(iii) the executive officers of the Company.

BOARD OF DIRECTORS

     DAVID C. HAYDEN, AGE 46; EXECUTIVE CHAIRMAN OF THE BOARD OF
DIRECTORS. David C. Hayden founded Critical Path and served as its Chairman, President and Chief Executive Officer and Secretary from its inception in February 1997 to October 1998. Mr. Hayden has served as Chairman of the Board of Directors of Critical Path since October 1998 and was appointed Executive Chairman of the Board in February 2001. From February 1993 to August 1996, Mr. Hayden served as chairman, chief executive officer, and co-founder of The McKinley Group, Inc., creators of Magellan, an Internet search engine. Mr. Hayden is also a member of the Board of Directors of E*Trade Group, Inc.

     WILLIAM E. MCGLASHAN, JR., AGE 38; VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER. William E. McGlashan, Jr. served as interim President and Chief Operating Officer of the Company from April 2001 until August 2001 when he was appointed interim Chief Executive Officer. Mr. McGlashan became our Chief Executive Officer in December 2001. He has served as a director of the Company since May 2001 and was appointed Vice Chairman in December 2001. Mr. McGlashan has served as the chief executive officer of Vectis Group, LLC, an international venture corporation, since May 2000, and as a Venture Partner at Whitney & Co., a venture firm, since December 1999. Mr. McGlashan co-founded and served as president of Pharmanex, Inc., a phyto-pharmaceutical and dietary supplement company from January 1994 to February 2000. He also co-founded and served as chief executive officer of Generation Ventures, a venture firm, from April 1993 to January 1998.

     RAUL J. FERNANDEZ, AGE 35; DIRECTOR. Raul J. Fernandez has served as a director of the Company since December 2001. Mr. Fernandez is the chief executive officer of Dimension Data North America and was appointed to the board of directors of Dimension Data Holdings in September 2001 following the Group's acquisition of Proxicom Corporation during 2001. Mr. Fernandez was the founder and chief executive officer of Proxicom. Mr. Fernandez also serves as a member of the board of directors of Liz Claiborne, Inc.

     WILIAM E. FORD, AGE 40; DIRECTOR. William E. Ford has served as a director of the Company since December 2001. Mr. Ford is a general partner at General Atlantic Partners LLC, a worldwide private equity firm, where he has worked since July 1991. From August 1987 to June 1991, Mr. Ford worked at Morgan Stanley & Co. as an investment banker, where he was a member of the merger and acquisition and corporate finance departments.

     JEFFREY T. WEBBER, AGE 49; DIRECTOR. Jeffrey T. Webber has served as a director of the Company since July of 2001. He is the founder and partner of R.B. Webber & Company, a technology management consulting firm where he has worked since January 1991.


EXECUTIVE OFFICERS


     PIERRE VAN BENEDEN, AGE 48; PRESIDENT. Pierre Van Beneden has served as President since October 2001. Prior to joining Critical Path, Mr. Van Beneden was executive vice president, worldwide sales and services at the Lotus unit of IBM Corp. from January 2000 to September 2001. From April 1995 to December 1999, Mr. Van Beneden held a variety of other senior positions at Lotus and IBM Corp., last serving as senior vice president and general manager of Lotus, EMEA and prior to that serving as vice president of software sales for the IBM Software Brands, IBM EMEA.

     LAUREEN DEBUONO, AGE 44; EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Laureen DeBuono has served as Executive Vice President and Chief Financial Officer since January 2002 and joined Critical Path in September 2001 as Interim Chief Financial Officer. Prior to joining the Company, Ms. DeBuono served as chief financial officer and chief operating officer of More.com from October 1999 to October 2000. Prior to that, Ms. DeBuono served as chief financial officer and chief operating officer for ReSound Corporation from July 1998 to September 1999. Prior to her role at ReSound, Ms. DeBuono held executive management positions with Nellcor Puritan Bennett Inc. from March 1992 to March 1998.

     BERNARD HARGUINDEGUY, AGE 44; EXECUTIVE VICE PRESIDENT, MARKETING AND CORPORATE DEVELOPMENT. Bernard Harguindeguy has served as Executive Vice President and Chief Marketing Officer since January 2002. Before joining Critical Path, Mr. Harguindeguy provided consulting services for various technology companies from June 2000 to January 2002. From December 1996 to September 1999 he served as chief executive officer of Worldtalk Communications Corporation, a software company. Prior to that, Harguindeguy also served as acting general manager and vice president of worldwide marketing at Novell Inc.

     LAURIE PRIDDY, AGE 39; EXECUTIVE VICE PRESIDENT, OPERATIONS AND GENERAL MANAGER OF HOSTED OPERATIONS. Laurie Priddy has served as our Executive Vice President, Operations and General Manager, Hosted Operations since March 2002. Ms. Priddy joined Critical Path from Exodus Communications, where she last served as executive vice president of operations from April 2001 to March 2002. Ms. Priddy went to Exodus as part of the acquisition of GlobalCenter, where she was co-chief operating officer from February 2000 to January 2001. Prior to that, Ms. Priddy served as president and chief executive officer of NDTC, AT&T Broadband and Internet Services, from March 1999 to February 2000. Prior to that, from June 1997 to March 1999, Ms. Priddy was vice president, Advanced Platforms and Servers at Cablelabs Inc.

     MICHAEL J. ZUKERMAN, AGE 42; SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY. Michael J. Zukerman has served as our Senior Vice President, General Counsel and Secretary since June 2001. From July 1999 through June 2001, Mr. Zukerman served as vice president of business development for Driveway Corporation. Prior to that, from October 1996 to June 1999, Mr. Zukerman was senior vice president, business development, general counsel and secretary at Sega.com (formerly SegaSoft Networks), a subsidiary of Sega Enterprises. From September 1989 to October 1996, Mr. Zukerman served as general counsel of Netopia, Inc. Mr. Zukerman was also an attorney at Brobeck, Phleger & Harrison LLP.

     MENELAOS (MICHAEL) SERBINIS, AGE 28; VICE PRESIDENT, ENGINEERING AND CHIEF TECHNOLOGY OFFICER. Michael Serbinis has served as Vice President and Chief Technology Officer since February 2001. Mr. Serbinis joined Critical Path as its Chief Security Officer in March 2000 and served in this capacity until February 2001. From November 1997 to March 2000, Mr. Serbinis was the chief technology officer of the docSpace Company, which he co-founded in November 1997. From September 1996 to October 1997, Mr. Serbinis was a software engineer for Total Control, a subsidiary of General Electric. From April 1996 to August 1996, Mr. Serbinis was responsible for search engine engineering at Zip2 Corporation.

VOTE REQUIRED

     The Board of Directors has nominated David C. Hayden, William E. McGlashan, Jr., Raul J. Fernandez and Jeffrey T. Webber for election as directors. The four nominees receiving the highest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES AS DIRECTORS OF THE COMPANY.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     COMPENSATION OF DIRECTORS. Critical Path reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of Critical Path's Board of Directors receives any additional cash compensation for services rendered as a director. Directors receive a one time non-discretionary option grant at the time of joining the Board of an option to purchase 150,000 shares of the Company's Common Stock.

     MEETINGS OF THE BOARD OF DIRECTORS. During fiscal 2001, there were eight regular meetings of the Board of Directors and six special meetings. During that period or such shorter period as a director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served.

     COMPENSATION COMMITTEE. Critical Path's Compensation Committee currently consists of two non-employee directors: William E. Ford and Raul J. Fernandez who have served on the Committee since December 2001. In fiscal 2001, the Compensation Committee previously consisted of the following: (1) from June 2001 to December 2001, Stephen Richards, and from July 2001 to December 2001, Lawrence Weber, (ii) from May 2001 to June 2001, Kevin Harvey and George Zachary, and (iii) from January 2001 to May 2001, Lisa Gansky and Kevin Harvey. The Committee met eight times during 2001 and acted by written consent an additional eight times. The Committee is responsible for determining salaries, bonuses, stock option grants, incentives and other forms of compensation for Critical Path's directors and officers and administering the Company's various stock and incentive compensation and benefit plans.

     AUDIT COMMITTEE. Critical Path's Audit Committee currently consists of three non-employee directors: William E. Ford, Raul J. Fernandez and Jeffrey T. Webber. In fiscal 2001, the Audit Committee previously consisted of the following: (i) from January 2001 to June 2001 George Zachary and from January 2001 to March 2001, James Smith, (ii) from March 2001 to June 2001, Amy Rao, and
(iii) from June 2001 to December 2001, Stephen Richards and (iv) from July 2001 to December 2001, Lawrence Weber. The Audit Committee met seven times in fiscal 2001. The Audit Committee meets independently with representatives of the Company's independent accountants and with representatives of senior management. The committee reviews the general scope of the Company's accounting, reporting, annual audit, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's independent accountants and for the engagement or discharge of the Company's independent accountants.

     STOCK COMMITTEE. Critical Path's Stock Committee currently consists of one director: David C. Hayden. The Stock Committee acted nine times in fiscal 2001. The Stock Committee is responsible for granting stock options to all employees of Critical Path who are not directors, executive officers or holders of more than 10% of the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

     During fiscal 2001, Raul J. Fernandez, William E. Ford, Jeffrey T. Webber, Lisa Gansky, Kevin Harvey, Stephen Richards, Lawrence Weber and George Zachary, all non-employee directors of the Company, served at various times on the Compensation Committee. During 2001, no member of the Company's Board of Directors or Compensation Committee served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To its knowledge, the Company believes that during the fiscal year ended December 31, 2001, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements with the exception of the following late filings: (a) Michael Serbinis failed to file a Form 4 for the month of September 2001 to report one purchase transaction in a timely manner, but filed a Form 5 for the year ended December 31, 2001, and (b) David C. Hayden failed to file a Form 4 for a sale of 778,409 shares by BancBoston Robertson Stephens, which Mr. Hayden has disputed with Robertson Stephens, and which sale was reported on a Form 5 for the year ended December 31, 2001. In making this statement, the Company has relied upon the written representations of its directors and officers.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of common stock as of April 16, 2002 by:

     - each person or entity known to Critical Path to own beneficially more than 5% of Critical Path's Common Stock;

     - each of Critical Path's current directors;

     - the Chief Executive Officer of the Company as of December 31, 2001, each of the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2001, and two former executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2001 but who are no longer employed with the Company (collectively, the "Named Executive Officers"); and

     - all executive officers and directors as a group.


                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                  --------------------------------------------------
                                                  SHARES OF
                                   SHARES OF       SERIES D       RIGHT TO ACQUIRE
                                     COMMON       PREFERRED     BENEFICIAL OWNERSHIP
                                     STOCK          STOCK         OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL    BENEFICIALLY   BENEFICIALLY    WITHIN 60 DAYS OF
OWNER(1)                             OWNED          OWNED          APRIL 16, 2002
------------------------------    ------------   ------------   --------------------
5% SHAREHOLDERS
General Atlantic Partners,
  LLC(3)........................          --      2,545,455          34,503,709
  3 Pickwick Plaza
  Greenwich, CT
Cheung Kong (Holdings)
  Limited(4)....................          --        872,727          11,829,837
  8th floor, Cheung Kong Center
  2 Queen's Road Central
  Hong Kong
Vectis Group, LLC(5)............          --        581,818           8,351,558
  c/o BPM
  600 California Street
  Suite 1300
  San Francisco, CA 94180
Purnedu Chatterjee(6)...........          --             --           4,889,737
  888 Seventh Avenue
  New York, NY 10106
DIRECTORS AND NAMED EXECUTIVE
  OFFICERS
David C. Hayden.................   2,242,416             --           4,268,910(7)
William E. McGlashan, Jr........          --        581,818(8)        9,357,558
Raul J. Fernandez...............     150,000             --              15,625(9)
William E. Ford.................          --      2,545,455(10)      34,519,334(10)
Jeffrey T. Webber...............          --             --              62,500(11)
Pierre Van Beneden..............          --             --             471,221(12)
Laureen DeBuono.................          --             --             868,019(13)
Kent Bridges(14)................          --             --                  --
Susan Barsamian.................     216,000             --             524,508(15)
Douglas T. Hickey...............     436,532(16)         --                  --
Lawrence Reinhold(17)...........          --             --                  --
Cynthia D. Whitehead(18)........          --             --                  --
ALL NAMED EXECUTIVE OFFICERS AND
  CURRENT DIRECTORS AND
  EXECUTIVE OFFICERS AS A GROUP
  (11) persons(19)..............   3,044,948      3,127,273          50,365,705

                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                  --------------------------------------------------
                                                   PERCENT OF CLASS
                                                  BENEFICIALLY OWNED     PERCENT OF
                                                 --------------------      VOTING
                                    TOTAL OF                SERIES D     SECURITIES
NAME AND ADDRESS OF BENEFICIAL       COMMON       COMMON    PREFERRED   BENEFICIALLY
OWNER(1)                             STOCK       STOCK(2)   STOCK(2)      OWNED(2)
------------------------------    ------------   --------   ---------   ------------
5% SHAREHOLDERS
General Atlantic Partners,
  LLC(3)........................   34,503,709        --       63.6%         30.8%
  3 Pickwick Plaza
  Greenwich, CT
Cheung Kong (Holdings)
  Limited(4)....................   11,829,837        --       21.8          13.2
  8th floor, Cheung Kong Center
  2 Queen's Road Central
  Hong Kong
Vectis Group, LLC(5)............    8,351,558         *       14.6           9.7
  c/o BPM
  600 California Street
  Suite 1300
  San Francisco, CA 94180
Purnedu Chatterjee(6)...........    4,889,737       5.9         --           5.9
  888 Seventh Avenue
  New York, NY 10106
DIRECTORS AND NAMED EXECUTIVE
  OFFICERS
David C. Hayden.................    6,511,326       2.8         --           8.0
William E. McGlashan, Jr........    9,357,558       1.9       14.6          10.8
Raul J. Fernandez...............      165,625         *         --             *
William E. Ford.................   34,519,334         *       63.6          30.8
Jeffrey T. Webber...............       62,500         *         --             *
Pierre Van Beneden..............      471,221         *         --             *
Laureen DeBuono.................      868,019       1.1         --           1.1
Kent Bridges(14)................           --        --         --             *
Susan Barsamian.................      740,508         *         --             *
Douglas T. Hickey...............      436,532         *         --             *
Lawrence Reinhold(17)...........           --        --         --             *
Cynthia D. Whitehead(18)........           --        --         --             *
ALL NAMED EXECUTIVE OFFICERS AND
  CURRENT DIRECTORS AND
  EXECUTIVE OFFICERS AS A GROUP
  (11) persons(19)..............   53,410,653       3.9       78.2          41.8%

---------------
  *   Amount represents less than 1% of the Company's Common Stock.

 (1) Unless otherwise indicated, the address for each of the executive officers and directors above is c/o Critical Path, Inc., 350 The Embarcadero, San Francisco, California 94105-1204.

 (2) Applicable percentage ownership of Common Stock is based on 77,536,030 shares of Common Stock issued and outstanding as of April 16, 2002 including the Exchangeable Shares as described under the section of this Proxy Statement entitled Special Note About Outstanding Shares. Applicable percentage ownership of Series D Preferred Stock is based on 4,000,000 shares of Series D Preferred Stock issued and outstanding on April 16, 2002. Applicable percentage ownership of voting securities is based on 131,756,134 shares of Common Stock issued and outstanding as of April 16, 2002, including shares of Series D Preferred Stock convertible into Common Stock and the Exchangeable Shares. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or convertible or exchangeable into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of April 16, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

 (3) According to a Schedule 13D dated December 21, 2001, filed jointly by General Atlantic Partners, LLC ("GAP"), General Atlantic Partners 74, L.P. ("GAP 74"), GapStar, LLC ("GapStar") and GAP Coinvestment Partners II, L.P. "GAPCO" and, collectively with GAP, GAP 74 and GapStar, the "Reporting Persons"), the Reporting Persons own no shares of the Company's Common Stock. The Reporting Persons report collective beneficial ownership as to 2,545,455 shares of the Company's Series D Preferred Stock and warrants to purchase 2,500,000 shares of Common Stock that are not exercisable within 60 days of April 16, 2002. GAP is the general partner of GAP 74 and the Managing Member of GapStar. GAP and the GAP Managing Members (defined below) report shared voting and dispositive power as to the 33,333,339 shares of common stock into which the Series D Cumulative Redeemable Convertible Participating Preferred Stock (the "Series D Preferred Stock") would convert as of December 31, 2001. GAP 74 reports shared voting and dispositive power as to 2,091,218 shares of Series D Preferred Stock or 27,384,997 shares of Series D Preferred Stock on an as converted basis. GapStar reports shared voting and dispositive power as to 159,091 shares of Series D Preferred Stock or 2,083,335 shares of Series D Preferred Stock on an as converted basis. GAPCO reports that it beneficially owns and has shared voting and dispositive power as to 295,146 shares of Series D Preferred Stock or 3,865,007 shares of Series D Preferred Stock on an as converted basis. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends.

      The managing members of GAP are Steven A. Denning, Peter L. Bloom, Mark F. Dzialga, Erik Engstrom, Klaus Esser, David C. Hodgson, William O. Grabe, William E. Ford, Braden R. Kelly, Rene M. Kern, William J. Lansing, Clifton S. Robbins, Matthew Nimetz, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the "GAP Managing Members"). The GAP Managing Members (other than Mr. Esser) are also the general partners of GAPCO. Mr. Ford serves on the Board of Directors of the Company. The business address of Mr. Esser is Koenigsallee 88, 40212, Duesseldorf, Germany. The business address of Messrs. Kern and Wendelstadt is 83 Pall Mall, Sixth Floor, London SW1Y 5ES, United Kingdom. The business address of Messrs. Kelly and Lansing is 630 Hansen Way, Palo Alto, California 94304. The business address of Mr. Wong is 24 Raffles Place, 29-04 Clifford Center, Singapore 048621.

 (4) According to a Schedule 13D dated December 22, 2001, filed by jointly by Cheung Kong (Holdings) Limited ("Cheung Kong"), Campina Enterprises Limited, an indirect wholly-owned subsidiary of Cheung Kong ("Campina"), Hutchison Whampoa Limited ("HWL"), an entity in which Cheung Kong holds a 49.97% interest and Cenwell Limited, an indirect wholly-owned subsidiary of HWL ("Cenwell"), Campina and Cenwell hold 436,363 and 436,364 shares of the Company's Series D Preferred Stock, respectively, each convertible into 5,714,278 shares of the Company's Common Stock. Cheung Kong and Campina report shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the 436,364 shares of Series D Preferred Stock held by Cenwell. Cheung King disclaims beneficial ownership of the 5,714,278 shares of common stock beneficially owned by Cenwell. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends.

 (5) Vectis Group LLC ("Vectis") filed a Schedule 13G, dated as of April 30, 2002, with the Securities and Exchange Commission on behalf of itself and related parties. According to the Schedule 13G, shares are held for the account of Vectis, a Delaware limited liability company, the reporting person. William McGlashan, Matthew Hobart and Peter Kellner are the managing members of Vectis. The shares held consist of (i) 7,618,906 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock and (ii) 465,000 shares of common stock issuable subject to warrants currently exercisable in full. Excludes shares held individually by the principals of Vectis and shares beneficially owned by the principals of Vectis subject to options exercisable within 60 days of April 16, 2002. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends.

 (6) Purnedu Chatterjee filed a Schedule 13G, dated as of June 4, 2001, with the Securities and Exchange Commission on behalf of himself and related parties described herein and then filed an Amendment No. 1 to Schedule 13G on February 15, 2002. Purnedu Chatterjee reported beneficial ownership of 4,889,737 shares of Common Stock as of December 31, 2001. Shares are held for the accounts of Winston Partners, L.P., a Delaware limited partnership, Chatterjee Fund Management, L.P., a Delaware limited partnership and the reporting person. Chatterjee Fund Management in the general partner of Winston Partners, L.P. The reporting person is the sole general partner of Chatterjee Fund Management. The shares held consist of 2,903,537 shares of Common Stock, held for the account of Winston Partners, L.P., assuming the exercise as of December 31, 2001 of $9,200,000 principal amount of 5 3/4% Convertible Notes due 2005 into 90,662 shares, 102,000 shares held for the account of Chatterjee Fund Management, L.P. and 1,884,200 held for the account of the reporting person. The reporting person reported sole voting power over 4,889,737 shares and sole dispositive power over 4,889,737 shares.

 (7) David C. Hayden filed a Schedule 13G, dated as of April 25, 2002, with the Securities and Exchange Commission on behalf of himself as reporting person. The reporting person reported sole voting and dispositive power over 2,242,416 shares. The beneficial ownership reported also includes 3,112,410 shares subject to options exercisable within 60 days of April 16, 2002.

 (8) Includes (i) 1,006,000 shares subject to options exercisable within 60 days of April 16, 2002, (ii) 465,000 shares subject to warrants to purchase shares of common stock held by Vectis Group LLC and exercisable within 60 days of April 16, 2002, and (iii) 7,618,906 shares of common stock issuable upon the conversion of shares of Series D Preferred Sock. Mr. McGlashan disclaims beneficial ownership of the securities held by Vectis Group LLC and its affiliates within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934. Excludes all shares subject to options issued to other Vectis principals as part of their individual employment agreements with the Company. Also excludes all shares individually owned by other Vectis principals.

 (9) Consists of 15,625 shares subject to options exercisable within 60 days of April 16, 2002.

(10) Includes 33,333,339 shares issuable upon the conversion of the Series D Preferred Stock into shares of common stock. Mr. Ford disclaims beneficial ownership of the shares held by General Atlantic Partners and its affiliates within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934. Also includes 15,625 shares subject to options exercisable within 60 days of April 16, 2002.

(11) Consists of 62,500 shares subject to options exercisable within 60 days of April 16, 2002.

(12) Consists of 471,221 shares subject to options exercisable within 60 days of April 16, 2002.

(13) Consists of 868,019 shares subject to options exercisable within 60 days of April 16, 2002.

(14) Mr. Bridges is the former Senior Vice President of Worldwide Sales of the Company who terminated employment in January 2002.

(15) Ms. Barsamian is the former Senior Vice President of Marketing of the Company who terminated employment in March 2002 but continues as a consultant to the Company through May 2002. Includes 524,508 shares subject to options exercisable within 60 days of April 16, 2002.

(16) Mr. Hickey is the former Chief Executive Officer and a former director, of the Company, who terminated employment with the Company and resigned from the Board in February 2001. Includes 38,160 shares held in the names of Mr. Hickey's minor children.

(17) Mr. Reinhold is the former Executive Vice President and Chief Financial Officer of the Company who terminated employment in August 2001.

(18) Ms. Whitehead is the former President and former Vice President of Operations and Customer Service and the former President of the Company who terminated employment in April 2001.

(19) Includes shares beneficially owned by the directors executive officers as a group consisting of the Named Executive Officers and Mr. Harguindeguy, Ms. Priddy, Mr. Zukerman and Mr. Serbinis. In addition to shares noted in the table for the Named Executive Officers also includes an aggregate of 278,030 shares held by current executive officers subject to options exercisable within 60 days of April 16, 2002.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes all compensation earned by or paid to the Named Executive Officers for services rendered in all capacities to Critical Path during the fiscal years ended December 31, 2001, 2000, and 1999, where applicable.

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                                                                          COMPENSATION
                                                                          ANNUAL COMPENSATION                AWARDS
                                                                 --------------------------------------   ------------
                                                                                             OTHER($)      SECURITIES
                                                                                              ANNUAL       UNDERLYING
              NAME AND PRINCIPAL POSITION                 YEAR   SALARY($)   BONUS($)(1)   COMPENSATION    OPTIONS(#)
              ---------------------------                 ----   ---------   -----------   ------------   ------------
David C. Hayden(2)......................................  2001   $      1           --      $1,500,000     7,710,000
  Executive Chairman of the Board of Directors            2000   $124,455     $200,000              --            --
                                                          1999   $222,157           --              --            --
William E. McGlashan, Jr.(3)............................  2001   $189,000     $500,000              --     4,013,000
  Vice Chairman and Chief Executive Officer
Pierre Van Beneden(4)...................................  2001   $103,977           --      $  362,375(4)  2,500,000
  President
Laureen DeBuono.........................................  2001   $223,325           --              --       668,019
  Executive Vice President and Chief Financial Officer
Kent Bridges(5).........................................  2001   $150,020     $112,480              --       400,000
  Former Senior Vice President of Sales
Susan Barsamian(6)......................................  2001   $185,714           --      $    3,750       771,000
  Former Senior Vice President, Marketing                 2000    132,069           --              --       260,000
Douglas T. Hickey(7)....................................  2001   $482,392           --              --            --
  Former Chief Executive Officer                          2000   $350,000     $250,000      $   61,281            --
                                                          1999   $332,373                   $   52,908            --
Lawrence Reinhold(8)....................................  2001   $200,000     $225,000      $1,711,807       121,875
  Former Executive Vice President and Chief Financial
  Officer
Cynthia D. Whitehead....................................  2001   $ 61,667           --      $  178,775            --
  Former President(9)                                     2000   $185,000     $ 30,000              --       100,000
                                                          1999   $126,614     $ 43,215              --       230,000

---------------
(1) The Company paid discretionary bonuses to certain of its officers in fiscal 2000. The Company paid no discretionary bonuses to officers in fiscal 2001, but paid other compensation and, in one instance a bonus, to certain of its officers in connection with certain employment agreements and commission plans.

(2) Mr. Hayden served as the Company's Chairman, President, Chief Executive Officer and Secretary from its inception in February 1997 to October 1998, and as its Chairman of the Board of Directors and was an employee from October 1998 to July 2000. Mr. Hayden ceased to be an employee of the Company in July 2000, but continued as Chairman of the Board of Directors until his appointment as Executive Chairman of the Board in February 2001. Mr. Hayden was not compensated for his service as Chairman of the Board of Directors after he ceased to be an employee. Mr. Hayden currently works full time for the Company and is now compensated for his services in connection with an employment agreement entered into in August 2001 which includes a regular salary of $1.00 and option grants with various performance-based vesting schedules in accordance with the terms of his option agreement and his employment agreement. Mr. Hayden's compensation included a full recourse loan of $1.5 million forgiveable upon the achievement of certain performance-based milestones. See also the section of this Proxy Statement entitled "Employment and Termination Agreements."

(3) Upon joining the Company in April 2001, Mr. McGlashan received no individual compensation in connection with his services to the Company as interim Chief Operating Officer and President, but rather received indirect compensation in connection with the various consulting and transactional agreements the Company entered into with the Vectis Group LLC, of which he is a principal and chief executive officer. Vectis received approximately $4,050,000 in consulting and transaction fees in the fiscal year ended 2001. In August 2001, Mr. McGlashan accepted the position of interim Chief Executive Officer and entered into a direct employment agreement with the Company for which his fiscal year 2001 compensation is noted. See also the sections of the Proxy Statement entitled "Transactions with Related Parties" and "Employment and Termination Agreements."

(4) Includes a loan in the amount of $350,000 that is forgivable over the first year of his employment with the Company. The loan will become due and payable if Mr. Van Beneden voluntarily leaves employment with the Company during the first year of employment. Also includes $12,375 paid for the use of a corporate apartment.

(5) Mr. Bridges terminated employment with the Company in January 2002.

(6) Ms. Barsamian terminated employment with the Company in March 2002 but continues as a consultant through May 2002. Includes $3,750 in investment counseling services reimbursed to Ms. Barsamian through December 31, 2001

(7) Mr. Hickey served as Chief Executive Officer of the Company from October 1998 until his resignation in February 2001, and was also its President from October 1998 through January 2000. For fiscal year ended 2000, also includes: (i) $38,400 paid to Mr. Hickey for use of a corporate apartment,
    (ii) $10,881 for use of a corporate automobile, (iii) $12,000 for investment advisory fees. For fiscal year ended 1999, includes: (i) $38,400 paid to Mr. Hickey for use of a corporate apartment, and (ii) $14,508 for use of a corporate automobile.

(8) In addition to regular salary earnings, includes: (i) a retention bonus of $225,000 that was triggered by the circumstances of his separation from the Company, (ii) $1,500,000 in loan forgiveness in accordance with terms of Mr. Reinhold's employment agreement and the termination of his employment, (iii) $150,000 in severance payments made in accordance with the terms of his employment agreement and the termination of his employment, (iv) $29,570 for use of a corporate apartment during his employment, (v) $10,562 in relocation and moving expenses reimbursed by the Company, and (vi) $21,585 in investment counseling services reimbursed by the Company through December 31, 2001. Mr. Reinhold served as the Company's Executive Vice President and Chief Financial Officer from January 2001 until his separation from the Company in August 2001.

(9) In addition to regular salary through Ms. Whitehead's termination in April 2001, includes: (i) $168,775 paid in severance benefits upon such termination, and (ii) $10,000 in investment counseling services reimbursed by the Company through August 2001.

STOCK OPTIONS

     The following table provides summary information concerning option grants to the Named Executive Officers during 2001 and the potential realizable value of the options held by each Named Executive Officer at the end of fiscal year 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                             AGGREGATE POTENTIAL
                             ---------------------------------------------------------------       REALIZED VALUE AT
                               NUMBER OF     PERCENTAGE OF                                      ASSUMED ANNUAL RATES OF
                              SECURITIES     TOTAL OPTIONS                                     STOCK PRICE APPRECIATION
                              UNDERLYING       GRANTED TO        EXERCISE OR                     FOR OPTION TERM(3)(4)
                                OPTIONS       EMPLOYEES IN       BASE PRICE       EXPIRATION   -------------------------
           NAME              GRANTED(#)(1)      2001(2)         ($/SHARE)(3)         DATE         5%($)        10%($)
           ----              -------------   --------------   -----------------   ----------   -----------   -----------
David C. Hayden(5).........    5,000,000           19%              $0.36          07/31/11    $3,057,874    $7,749,254
                               2,710,000                            $1.13          11/09/11
William E. McGlashan, Jr.(6)..   1,500,000         10%              $0.40          08/01/11     3,654,312     9,260,743
                                 813,000                            $1.13          11/09/11
                               1,700,000                            $2.56          12/21/11
Pierre Van Beneden(7)......    2,000,000            6%              $0.59          10/08/11     1,097,421     2,781,081
                                 500,000                            $1.13          11/09/11
Laureen DeBuono(8).........      200,000            2%              $0.34          09/05/11       343,080       869,431
                                 233,333                            $0.91          11/01/11
                                 234,686                            $1.13          11/09/11
Kent Bridges(9)............      400,000            1%              $0.36          07/31/01        90,561       229,499
Susan Barsamian(10)........      200,000            2%              $1.09          05/23/11       397,606     1,007,612
                                 300,000                            $0.36          07/31/11
                                 271,000                            $1.13          11/09/11
Douglas T. Hickey..........           --           --                --                  --            --            --
Lawrence Reinhold..........      121,875            *               $0.98          05/16/11        75,114       190,353
Cynthia D. Whitehead.......           --           --                --                  --            --            --

---------------
  *  less than 1%

 (1) Except where otherwise noted in the footnote below, these non-qualified stock options have a ten-year term, vesting ratably on a monthly basis, and become fully vested on the fourth anniversary of the vesting start date.

 (2) Based on options to purchase an aggregate of 40,542,946 shares of Common Stock granted during fiscal 2001 and vesting over various periods of time based on continued employment and other performance metrics.

 (3) The exercise price is equal to the closing price of the Company's Common Stock on the Nasdaq National Market on the date of prior to the date of grant.

 (4) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Critical Path's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises will depend on future performance of the Company's Common Stock, the officer's continued employment through applicable vesting periods and the date on which the options are exercised.

 (5) Vesting of these options is subject to various criteria including continued employment and performance-based milestones in the option and employment agreements with Mr. Hayden. See the section of the Proxy Statement entitled Employment and Termination Agreements.

 (6) Vesting of these options is subject to various criteria including continued employment and performance-based milestones in the option and employment agreements with Mr. McGlashan.

 (7) These shares vest on a monthly basis over three years and are subject to acceleration of vesting based upon triggers found in Mr. Van Beneden's employment agreement.

 (8) Options to purchase 601,351 shares of Common Stock held by Ms. DeBuono are fully vested with the remaining options to purchase 66,668 shares vesting on a monthly basis.

 (9) Mr. Bridges terminated employment with the Company in January 2002. In February 2002, Mr. Bridges exercised 50,000 options to purchase shares of Common Stock that were vested at the time of termination.

(10) Ms. Barsamian terminated employment with the Company in March 2002.

FISCAL YEAR END OPTION VALUES

     The following table provides summary information concerning stock options held as of December 31, 2001 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                               SHARES                           AT FISCAL YEAR-END(#)         FISCAL YEAR-END(#)(2)
                              ACQUIRED          VALUE        ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             --------------   --------------   -----------   -------------   -----------   -------------
David C. Hayden..........          --                --       3,112,410      4,626,000      6,581,776      9,757,860
William E. McGlashan,
  Jr. ...................          --                --         771,000      3,242,000      1,606,310      3,518,620
Pierre Van Beneden.......          --                --         124,999      2,375,001        261,249      4,843,751
Laureen DeBuono..........          --                --         601,351         66,668      1,124,841        160,003
Kent Bridges.............          --                --               0        350,000             --        959,000
Susan Barsamian..........          --                --         213,319        817,681        210,849      1,710,146
Douglas T. Hickey........          --                --              --             --             --             --
Lawrence Reinhold........     121,875          $319,313              --             --             --             --
Cynthia D. Whitehead.....          --                --              --             --             --             --

---------------
(1) The value realized is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at the time of exercise.

(2) The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $2.74, the closing price quoted on the Nasdaq National Market on December 29, 2001, minus the exercise price.

EMPLOYMENT AND TERMINATION AGREEMENTS

     In August 2001, the Company entered into an agreement with David C. Hayden, pursuant to which Mr. Hayden is employed as the Company's Executive Chairman at an annual base salary of $1.00 per year. The Company also loaned Mr. Hayden $1.5 million pursuant to a full recourse loan under which portions of that loan could be forgiven upon the achievement of performance-based milestones. Under the agreement, which will be reviewed by the Compensation Committee in July 2002, Mr. Hayden is eligible to receive up to three loan forgiveness events in the amount of $500,000 each, upon achievement of each of the following performance-based milestones: (i) Mr. Hayden hired a permanent outside Chief Executive Officer, (ii) the Company achieved a positive earnings before interest taxes depreciation and amortization, or EBITDA, during any fiscal quarter in or before the end of the quarter ending June 30, 2002, and (iii) the daily closing price of the Company's Common Stock exceeded an average of $5.00 per share for at least twenty-two consecutive days prior to July 1, 2002. The loan is also subject to forgiveness upon certain change of control events. No forgiveness has occurred as to any portion of the loan. In February 2002, the Board approved an amendment of Mr. Hayden's employment agreement such that the performance-based milestones described above would be eliminated in favor of the achievement of a single performance-based milestone: a change of control event in which the consideration received by the shareholders pursuant to the transaction is at least $10.00 per share. In addition, the Board increased the amount available under the loan agreement by an additional $450,000 and provided that the entire loan amount would be secured by a first priority security interest in all of

Mr. Hayden's shares and options in the Company. All other terms of the loan and other agreements remained unchanged.

     Mr. Hayden also received an option to purchase 5,000,000 shares of the Company's Common Stock at an exercise price of $0.36, which was the fair market value of the Company's Common Stock on the date of grant. The stock option vested immediately as to 2,000,000 shares. An additional 2,000,000 shares vest in equal monthly installments over a four-year period beginning on January 1, 2001; provided, however, if the daily closing price of the Company's Common Stock exceeds an average of $5.00 per share for at least twenty-two consecutive days prior to July 1, 2002, then 1,000,000 shares will become fully vested and, upon the six-month anniversary of the Chief Executive Officer hired by Mr. Hayden, 1,000,000 shares will become fully vested. The remaining 1,000,000 shares vest on December 31, 2004; provided, however, if the Company achieves a positive EBITDA during any fiscal quarter in or before the end of the quarter ending June 30, 2002, then the shares will become fully vested. The Company also agreed to loan Mr. Hayden up to $2,500,000 to be used for the exercise of vested stock options, secured by a pledge of the underlying grant shares but that loan has not yet been funded. If Mr. Hayden's employment is terminated without cause or if he resigns for good reason, the Company will pay Mr. Hayden $350,000 over a twelve-month period and Mr. Hayden's option grants will vest in full.

     In the event of a change in control of the Company, 50% of Mr. Hayden's then unvested options will become vested, however all of his unvested options shall become vested if the consideration received by shareholders pursuant to a transaction is at least $10.00 per share.


     In August 2001 William E. McGlashan, Jr. entered into an employment agreement with the Company which in January 2002 was amended and restated in its entirety. The employment agreement provides Mr. McGlashan, as the Company's Chief Executive Officer, with an annual base salary of $450,000 per year. As an inducement to enter into this agreement, Mr. McGlashan received a bonus of $500,000 and a loan commitment in the amount of up to $4.0 million for the purchase of a principal residence. However, in May 2002, the Compensation Committee of the Board and Mr. McGlashan agreed to amend the employment agreement in order to reduce the amount of the loan commitment to $1.5 million. This loan has not yet been funded by the Company. The terms of such loan are discussed more fully in the section of this Proxy Statement entitled "Transactions with Related Parties -- Loans to Officers". In connection with the reduction of the loan commitment, the Compensation Committee agreed to grant Mr. McGlashan an option to purchase 1,000,000 shares of the Company's Common Stock, at fair market value as of the date of grant. The option will vest monthly over a three year period and is immediately exercisable subject to the Company's lapsing right of repurchase. Mr. McGlashan is eligible to receive an annual cash bonus of up to 200% of his base salary to be paid at the end of each fiscal year beginning with the fiscal year ending December 31, 2002. Mr. McGlashan also received an option to purchase 1,700,000 shares of the Company's Common Stock at an exercise price of $.40, which was equal to the fair market value of the Company's Common Stock on the date of grant. The option vests in equal monthly installments over a three-year period.


     Following a change in control of the Company, all of Mr. McGlashan's unvested options will become vested in certain circumstances. In addition, in the event Mr. McGlashan's employment is terminated for any reason other than for cause or if he resigns as a result of constructive termination, the Company will pay Mr. McGlashan a lump sum payment equal to the sum of twelve months of salary and 50% of his prior year's bonus. Mr. McGlashan will also be entitled to receive employee benefits, including health care coverage, for a period of twelve months following his termination and any unvested stock options will vest as to the amount that would have vested had Mr. McGlashan continued to work for the Company for an additional twelve months.

     In October 2001, the Company entered into an employment agreement with Pierre Van Beneden, pursuant to which Mr. Van Beneden is employed as the Company's President at a base salary of $450,000 per year. Mr. Van Beneden is eligible to receive a quarterly cash bonus of $150,000 if the Company attains its EBITDA target for each such quarter. Mr. Van Beneden also received a forgivable loan in the amount of $350,000 as well as use of a corporate apartment and automobile. Mr. Van Beneden also received an option to purchase 2,000,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. The option vests in equal monthly installments over a three-year period. In the event Mr. Van Beneden is terminated for cause or is not offered the position of the Company's Chief Executive Officer at the time of his one year anniversary, the Company will grant him an additional option to purchase 333,333 shares of the Company's Common Stock, which will be immediately vested and exercisable.

     In August 2001, the Company entered into a Consulting Agreement with Laureen DeBuono as interim Chief Financial Officer that provided for a monthly retainer fee of $52,000 a month through February 2002. In addition, the Company granted Ms. DeBuono an option to purchase 200,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the first date of Ms. DeBuono's employment. The options vested in equal monthly installments through the end of January 2002. Ms. DeBuono's agreement also included a termination provision such that if Ms. DeBuono's employment is terminated for any reason other than fraud or embezzlement, then she would receive a payment equal to two months' consulting fees. In October 2001, the Company and Ms. DeBuono amended the agreement such that the term of the consulting was extended to September 2002 and an additional 233,333 fully-vested options to purchase shares of the Company's Common Stock. In January 2002, the Company and Ms. DeBuono again amended the agreement such that Ms. DeBuono extended the term of her employment indefinitely and took the title of Executive Vice President and Chief Financial Officer and Ms. DeBuono received an additional fully-vested option grant of 200,000 shares of the Company's Common Stock.

     All the employment agreements summarized above are as more fully-described in the agreements themselves, filed as Exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     In connection with his separation from the Company, Kent Bridges received a lump sum payment of $75,000 as well as acceleration with respect to 50,000 shares subject to options to purchase Common Stock held by him. In connection with her separation from the Company, Susan Barsamian will also receive a lump sum payment of $50,000 upon conclusion of the term of her consulting agreement, as well as accelerated vesting with respect to 183,334 shares subject to options to purchase Common Stock held by her.

     In connection with their employment with the Company, each of Messrs. Hayden, McGlashan and Van Beneden also received a loan from the Company. See "Transaction with Related Parties -- Loans to Officers" for a description of these loans.

     For payments made to Mr. Hickey and Mr. Reinhold, see -- "Transactions with Related Parties -- Severance Agreements."

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

     - The Company pays its employees competitively. The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based in part on this review.

     - The Company compensates and incentivizes employees for sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

     - The Company strives for fairness in the administration of pay. The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

     - The Company believes that employees, including executive officers, should understand the performance evaluation and pay administration process. The process of assessing an employee's performance is as follows: (i) at the beginning of the performance cycle, the evaluating manager and the employee, or the Compensation Committee and the executive officer, set and agree upon objectives and key goals; (ii) the evaluating manager gives the employee ongoing feedback on performance; (iii) at the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals; (iv) the evaluating manager communicates the comparative results to the employee; and (v) the comparative results affect decisions on salary and, if applicable, stock incentives.

COMPENSATION ELEMENTS

     The Company has had a successful history of using a simple total compensation program that consists of cash and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The elements of compensation are:

     - CASH-BASED COMPENSATION

      Salary

      The Company establishes salary ranges for employees, including executive officers, by reviewing the aggregate of base salaries for competitive positions in the market. The Company uses salary survey data and generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer at, above or below the midpoint, according to that officer's overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company's strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

      Bonuses

      For 2001, the Company had a bonus plan and had entered into individual agreements with certain employees with respect to bonuses based on triggers in the respective employment agreements. However, under the 2001 bonus plan none of the thresholds for which a payment of a cash bonus were met by any of the Company's executive officers. Certain employees of the Company received bonus payments in connection with their individually negotiated employment and termination agreements. For 2002, the Company has put in place a bonus plan for non-commissioned employees based in part on the achievement of Company-wide metrics and in part on individual discretionary performance goals.

     - EQUITY-BASED COMPENSATION

      Stock Incentive Program

      The purpose of the Company's Stock Incentive program is to provide additional incentives to employees to work towards maximizing shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective with a goal of contributing to overall shareholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Douglas T. Hickey served as the Chief Executive Officer and as a director of Critical Path from October 1998 until February 2001. The Compensation Committee had used the same compensation policy described above for all employees to determine Mr. Hickey's fiscal 2001 compensation.

     William E. McGlashan has served as the Company's Chief Executive Officer since August 2001, first joining the Company as its interim President and Chief Operating Officer in April 2001. The Compensation Committee used the same overall compensation policy described above for all employees to determine Mr. McGlashan's fiscal 2001 and beyond compensation package, which includes both cash- and equity-based compensation and a long-term housing loan. In setting the parameters of the compensation package, the Compensation Committee made an overall assessment of Mr. McGlashan's leadership and achievement in reaching the Company's long-term strategic and business goals.

                                          COMPENSATION COMMITTEE

                                          Raul J. Fernandez
                                          William E. Ford

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S. companies) Index and the JP Morgan H&Q Internet 100 Index (formerly the Chase Internet Index). The period shown commences on March 29, 1999, the Company's first trading day on the Nasdaq National Market, and ends on December 31, 2001, the end of the Company's last fiscal year. The graph assumes an investment of $100 on March 29, 1999, and the reinvestment of any dividends. We have been notified by JP Morgan H&Q that Internet 100 Index will be discontinued. As a result the Company has included Standard & Poor Internet Software and Services Index against which the Company will provide future stock performance information. Both indexes are provided below.

     The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                 COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*
        AMONG CRITICAL PATH, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                     THE JP MORGAN H & Q INTERNET 100 INDEX
           AND THE STANDARD & POOR INTERNET SOFTWARE & SERVICES INDEX

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------------------------------------------------------------------
  Last Trading Day     3/29/99   3/31/99   6/30/99   9/30/99  12/31/99   3/31/00   6/30/00   9/29/00  12/29/00   3/30/01   6/29/01
-----------------------------------------------------------------------------------------------------------------------------------
 Critical Path, Inc.   100.00    116.89     83.97     61.24    143.26    129.03     88.52     92.22     46.68      3.08      1.55
 Nasdaq Stock Market
 (U.S.)                100.00    107.56    117.66    120.59    178.24    200.10    173.99    160.10    107.21     80.03     94.32
 JP Morgan H&Q
 Internet 100          100.00    127.07    130.88    134.53    260.42    272.01    201.79    194.13    100.20     61.95     78.03
 S & P Internet
 Software & Services   100.00    164.16    124.24    116.94    187.57    159.73    121.59    111.53     60.51     40.89     49.98
-----------------------------------------------------------------------------------------------------------------------------------

---------------------  -------------------
  Last Trading Day      9/28/01  12/29/01
---------------------  -------------------
 Critical Path, Inc.      0.88      4.16
 Nasdaq Stock Market
 (U.S.)                  65.44     85.07
 JP Morgan H&Q
 Internet 100            45.33     64.48
 S & P Internet
 Software & Services     20.69     41.65
-------------------------------------------------------------------------------------------------

* $100 invested on 3/29/99 in stock or index -- including reinvestment of dividends.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Report of the Compensation Committee and the preceding Performance Graph shall not be incorporated by reference into any of these filings; nor shall the report or graph be incorporated by reference into any future filings.

                       TRANSACTIONS WITH RELATED PARTIES

SEVERANCE AGREEMENTS

     In February 2001, Douglas T. Hickey terminated his employment as the Company's Chief Executive Officer. In connection with his resignation, Mr. Hickey entered into an agreement and release detailing his resignation from the Company. Pursuant to the agreement, Mr. Hickey received (i) nine months of base salary plus automobile allowance, (ii) immediate vesting of all stock options that would vest on or prior to August 9, 2001, (iii) continuing health benefit coverage through February 2002, including payment for his annual physical and related travel expenses, (iv) continuation of existing financial planning services through August 2001, and (v) use of the Company's corporate apartment until May 2001. The Company and Mr. Hickey were parties to a letter agreement dated October 1, 1998 governing his employment with the Company. The agreement had set forth Mr. Hickey's compensation level and eligibility for salary increases, bonuses, benefits and option grants under the 1998 Stock Plan. In connection with his employment agreement, Mr. Hickey received a nonrecourse loan in the amount of $500,000, bearing interest at 4.51%. Mr. Hickey repaid that loan in full with interest in March 2002. In November 1998, the Company loaned Mr. Hickey $1.1 million pursuant to a promissory note bearing interest at the rate of 4.51% per annum. In connection with Mr. Hickey's resignation from the Company, the repayment of the loan was extended until May 2002. Mr. Hickey repaid that loan in full with interest in March 2002.

     In April 2001, Cynthia D. Whitehead, the Company's former President, terminated employment with the Company and received a lump sum payment of $168,775.

     Lawrence Reinhold resigned as Executive Vice President and Chief Financial Officer of the Company in August 2001. In connection with his resignation, Mr. Reinhold triggered provisions in his employment agreement that entitled him to certain benefits under that agreement. Pursuant to the agreement, Mr. Reinhold received: (i) forgiveness on loans in the amount of $1.5 million, (ii) a retention bonus payment of $225,000 that was triggered and paid in accordance with the terms and conditions of his employment agreement and the circumstances of his separation from employment, and (iii) severance benefits in the amount of $150,000.

LOANS TO OFFICERS

     In January 1999, the Company loaned William Rinehart, the Company's former Senior Vice President of Worldwide Sales, $65,000 pursuant to a promissory note bearing interest at the rate of 4.64% per annum. The note is presently due and payable. As of April 16, 2002, Mr. Rinehart has repaid $21,000 of the outstanding balance and entered into a repayment plan with the Company for the remainder of the outstanding balance.

     In December 2000, the Company loaned Lawrence Reinhold, the Company's former Executive Vice President and Chief Financial Officer, $1.7 million. The loan was made pursuant to a full recourse note and accrued interest at 6.0% per annum. Principal and accrued interest were forgiven over a specified period of employment and repayment of the outstanding loan subject to certain change of control and employment termination criteria. In August 2001 certain employment criteria were triggered and acceleration of the loan occurred such that the remaining portion, totaling $1.5 million, was forgiven.

     During 2001 and in connection with each of their respective employment agreements, the Company made loans and held notes receivable from David C. Hayden, the Company's Executive Chairman, and Pierre Van Beneden, the Company's President, totaling $1.5 million and $350,000, respectively. As amended in 2002, Mr. Hayden's full recourse note accrues interest at the rate of 6.75% per annum and may be forgiven upon the achievement of a performance-based milestone whereby a change of control event occurs with consideration received by the shareholders in excess of $10.00 per share. Mr. Hayden's loan is due and payable on August 13, 2004; provided, however, if his employment is terminated without cause or he resigns for good reason, the due date will be extended for two years. As of April 16, 2002, accrued interest under Mr. Hayden's note totaled approximately $40,000. Interest payments are due and payable on August 13th of each year that the loan is outstanding. The terms of this loan are more fully discussed in the section of this Proxy Statement entitled "Employment and Termination Agreements." Mr. Van Beneden's loan is interest free for the first year and will be forgiven in monthly installments over the first year of Mr. Van Beneden's employment through October 2002, resulting in a compensation charge to operating expense ratably over the first twelve months of his employment. In the event of Mr. Van Beneden's departure prior to one year from employment, the entire principle balance shall be repayable and interest due in accordance with the terms of his employment agreement. If Mr. Van Beneden resigns after the first six months of his employment, the remaining, not yet forgiven principle balance shall be repayable within ninety days of his resignation. In the event of a change in control of the Company, the entire balance shall be forgiven.


     In December 2001 and in connection with his amended and restated employment agreement, the Board approved a secured loan to William E. McGlashan, Jr. to be used for the purchase of a principal residence in the San Francisco Bay Area. In May 2002, the Compensation Committee and Mr. McGlashan agreed to further amend Mr. McGlashan's employment agreement to reduce the amount of the loan to $1.5 million from $4.0 million. The loan is to be secured by the residence, by the pledge of Mr. McGlashan's personal options and shareholdings in the Company and other assets of Mr. McGlashan to the extent necessary such that at all times the assets securing the loan equal at least 120% of the principal and interest outstanding. Interest on the loan is to be accrued at the higher of the prime rate or the applicable federal rate, and is deferred until the principal is due, over a 10 year term. The loan provides that it shall be forgiven upon a change of control event where consideration received by the shareholders exceeds $10.00 per share. In the event Mr. McGlashan terminates his employment either by voluntary resignation or for cause, as defined in the agreement, the loan shall be due and payable, with interest, no later than 12 months following such termination. In the event Mr. McGlashan is terminated for any reason other than his voluntary resignation or cause, the loan shall remain outstanding for the remainder of its term. The Company has not yet finalized all of the terms of nor funded the loan and, accordingly, no accrued interest was outstanding as of April 16, 2002.


COMMERCIAL RELATIONSHIPS

     In March 2001, the Company entered into a series of certain consulting and transactional agreements with Vectis Group, LLC ("Vectis") to engage Vectis as an advisor to the Company with respect to various strategic alternatives and other management related services. The agreement provided Vectis with: (i) a $50,000 monthly retainer fee for consulting services during the term of the agreement, (ii) a warrant to purchase 500,000 shares of the Company's Common Stock at a price of $2.00 per share, and (iii) transaction fees in connection with certain dispositions or acquisitions of assets in an amount equal to 5% of proceeds, up to a maximum of $1 million per transaction. Also effective March 2001, the Company entered into an agreement with Vectis to engage Vectis as a placement agent in connection with a possible private placement by Critical Path of equity securities. Under the agreement, Vectis was entitled to 5% of the gross proceeds raised by the Company from specified purchasers, payable in cash, securities or a combination thereof at the election of Vectis. In April 2001, the Company and Vectis agreed to enter into an additional agreement whereby Vectis would act as an advisor with respect to a restructuring of and management of the Company. The agreement provided Vectis with a monthly retainer fee of $125,000 during the term of the agreement. All of the agreements with Vectis were terminated effective September 30, 2001, at which time several employees of Vectis joined the Company as regular full time employees. The Company paid fees to Vectis in 2001 in the amount of $1,073,041 million for aggregate monthly consulting service fees and expenses, and $3,057,928 in fees associated with the Series D Preferred Stock investment in November 2001 and other transactions regarding the Company's restructuring. Although the agreements were terminated, certain obligations under the agreements survive including indemnification obligations and some obligations with respect to expense reimbursements and transactional fees.

     William E. McGlashan, Jr., who was appointed the Company's interim President and Chief Operating Officer in April 2001 and later Chief Executive Officer in August 2001, served as a principal and the Chief Executive Officer of Vectis and holds a significant beneficial ownership in Vectis. David Hayden, the Company's Executive Chairman of the Board, serves on Vectis' Advisory Board and Executive Committee (a body that provides input but does not have any decision making authority with respect to Vectis). Mr. Hayden is also the Executive Chairman and founder of Archipelago, a global holding company. Archipelago has a commitment to invest $1.0 million in Vectis in exchange for (i) an 8% annual return and (ii) a right, in its discretion, to purchase 15% of future investment opportunities generated by Vectis. Mr. Hayden does not have any equity or voting interests in Vectis and will not receive any compensation related to the Company's relationship with Vectis.

     In November 2001, the Company entered into a financing transaction with a group of investors that resulted in gross cash proceeds to the Company of approximately $30 million as well as the retirement of $65 million in face value of its 5 3/4% Convertible Subordinated Notes. In connection with the financing, the Company issued and sold four million shares of its Series D Preferred Stock (convertible into approximately 52.4 million shares Common Stock) and warrants to purchase 2.5 million shares of Common Stock, to a group of investors that included General Atlantic Partners LLC and its affiliates ("General Atlantic"), Vectis Group LLC and its affiliated entities ("Vectis") and Cheung Kong (Holdings) Limited and its affiliated entities ("Cheung Kong"). The Preferred Stock will accrue and cumulate dividends at 8% and is convertible into shares of Common Stock at the option of the holder. The warrants are exercisable at any time from November 8, 2002 until November 8, 2006 at an exercise price of $1.05 per share.

     As a result of the transaction, General Atlantic, Vectis and Cheung Kong are deemed to be beneficial owners of more than 5% of the Company's Common Stock. In connection with the financing, General Atlantic purchased 708,037 shares of Series D Preferred Stock, convertible as of April 16, 2002 into approximately 9,597,460 shares of Common Stock, and warrants to acquire 2,500,000 shares of Common Stock for an aggregate purchase price of $10,735,508.75. General Atlantic also exchanged an aggregate face amount of $64,630,000 of the Company's 5 3/4% Convertible Subordinated Notes due April 1, 2005, for which General Atlantic paid $25,264,495.35 for 1,837,418 shares of Series D Preferred Stock, which as of April 16, 2002 are convertible into approximately 24,941,248 shares of Common Stock. Vectis purchased 581,818 shares of Series D Preferred Stock, which as of April 16, 2002 are convertible into approximately 7,886,558 shares of Common Stock for a purchase price of $7,999,997.50 and Cheung Kong purchased 872,727 shares of Series D Preferred Stock, which as of April 16, 2002 are convertible into approximately 11,829,837 shares of Common Stock, for a purchase price of $11,999,996.25.

     For so long as 500,000 shares of the Series D Preferred Stock is outstanding and a majority of the Series D Preferred Stock is owned by General Atlantic, the holders of the Series D Preferred Stock are entitled to elect one of the Company's five directors. In December 2001, the holders of the Series D Preferred Stock elected William E. Ford, a general partner of General Atlantic, to serve on the Board of Directors. For so long as Cheung Kong owns 750,000 shares of Series D Preferred Stock, Cheung Kong is entitled to designate a non-voting observer to the Board of Directors.

INDEMNIFICATION

     The Company's articles of incorporation limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's bylaws provide that the Company may indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company also has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

                                 PROPOSAL NO. 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers has audited the Company's financial statements since the fiscal year ended 1999. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Shareholder ratification of the selection of PricewaterhouseCoopers as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm in 2003. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

AUDIT FEE DISCLOSURES

     Set forth below is a discussion of the fees for which PricewaterhouseCoopers LLP billed the Company in connection with fiscal year 2001.

     AUDIT FEES. Fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for fiscal year 2001 and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $398,500.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Fees billed to the Company for financial information systems design and implementation services provided by PricewaterhouseCoopers LLP during fiscal year 2001 totaled $2,221,851.

     ALL OTHER FEES. Fees billed to the Company by PricewaterhouseCoopers LLP during fiscal year 2001 for all other non-audit services rendered, including tax related services, totaled $620,720.

     AUDIT COMMITTEE INDEPENDENCE. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing the Company with information technology services and other non-audit services, such as tax related services and valuations of the fair value and certain intangible assets, and has concluded that such services are compatible with PricewaterhouseCoopers LLP's independence from management and from the Company.

     All persons who spent more then fifty percent of their hours of employment on performing audits of us during fiscal year 2001 were full-time permanent employees of PricewaterhouseCoopers LLP.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee acts under a written charter first adopted and approved by the Board of Directors and the Audit Committee in June 2000 and amended in April 2002. The members of the Audit Committee are Raul J. Fernandez, William E. Ford and Jeffrey T. Webber, each of whom is independent as defined by the Company's standards as set forth in the Audit Committee Charter and the independence standards established by the Nasdaq Stock Market. A copy of the current amended Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company's Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2001. Additionally, in April 2002, the Board of Directors amended the Audit Committee Charter.

     The Audit Committee is responsible for recommending to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K. The Audit Committee took several steps in making this recommendation for 2001, including, discussing with PricewaterhouseCoopers LLP, the Company's independent accountants, those matters the independent accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. Additionally, the Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

     In addition, the Audit Committee has discussed with the Company's independent accountants, their independence from management and the Company, including the matters received in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. This discussion and disclosure informed the Audit Committee of the accountants' independence, and assisted the Audit Committee in evaluating such independence.

     Finally, the Audit Committee reviewed and discussed, with the Company's management and the independent accountants, the Company's audited consolidated balance sheet at December 31, 2001 and December 31, 2000, and consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 2001. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                          AUDIT COMMITTEE

                                          Raul J. Fernandez
                                          William E. Ford
                                          Jeffrey T. Webber


                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING


     Proposals of shareholders that are intended to be presented at the Company's Annual Meeting of Shareholders in 2003 must be received by the Secretary of the Company by January 9, 2003, to be included in the Proxy Statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time will be considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company's Bylaws. To be timely, the Company's Bylaws provide that the Company must have received the shareholder's notice not less than 120 days before the date the Company's Proxy Statement released to shareholders in connection with the 2002 Annual Meeting, or January 9, 2003.


               MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

     The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed Proxy promptly.

     THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K HAS BEEN MAILED WITH THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K, BUT WILL CHARGE A REASONABLE FEE PER PAGE TO ANY REQUESTING SHAREHOLDER. SHAREHOLDERS OF RECORD MAY MAKE SUCH REQUEST IN WRITING TO THE COMPANY AT 350 THE EMBARCADERO, SAN FRANCISCO, CALIFORNIA 94105-1204, ATTENTION:
KIRSTEN N. MELLOR. THE REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF APRIL 16, 2002, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ MICHAEL J. ZUKERMAN

                                          MICHAEL J. ZUKERMAN
                                          Senior Vice President,
                                          General Counsel and Secretary


Dated: May 6, 2002

                                                                      APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                       OF
                              CRITICAL PATH, INC.

PURPOSE:

     The purpose of the Audit Committee of the Board of Directors of Critical Path, Inc. (the "Company") shall be:

     - to provide oversight and monitoring of Company management and the independent accountants and their activities with respect to the Company's financial reporting process;

     - to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

     - to nominate to the Board of Directors independent accountants to audit the Company's financial statements and oversee the activities and independence of the accountants; and

     - to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

     The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

     The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors who meet the following criteria:

          1. Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

          2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

          3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

     The responsibilities of the Audit Committee shall include:

     - Providing oversight and monitoring of Company management and the independent accountants and their activities with respect to the Company's financial reporting process;

     - Recommending the selection and, where appropriate, replacement of the independent accountants to the Board of Directors;

     - Reviewing fee arrangements with the independent accountants;

     - Reviewing the independent accountants' proposed audit scope, approach and independence;

     - Reviewing the performance of the independent accountants, who shall be accountable to the Board of Directors and the Audit Committee;

     - Reviewing the resumes of, and conduct interviews with, the partners and managers of Critical Path external independent accounting firm working on the Critical Path audit. Such process will be required before any new partner or manager begins work on the Critical Path audit.

     - Reviewing the external independent accounting firm's internal control procedures and any internal reports regarding the firm's policies and practices.

     - Reviewing, with the external independent accounting firm, the firm's partner statement on professional responsibility.

     - Reviewing, with the external independent accounting firm, the results of the accounting profession's periodic "peer review" (or equivalent) of the firm.

     - Reviewing and approving the document retention policy of Critical Path's external independent accounting firm. Any changes to this policy must be approved, in advance, by the Committee and management before being applied to Critical Path.

     - Reviewing, with the external independent accounting firm, the Company's revenue recognition policy and related internal controls surrounding revenue recognition.

     - Reviewing any disclosures of transactions with related party and Critical Path's critical accounting policies for sufficiency and accuracy in all S.E.C. filings.

     - Requesting from the independent accountants a formal written statement delineating all relationships between the accountants and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants;

     - Directing the Company's independent accountants to review before filing with the Securities and Exchange Commission the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

     - Discussing with the Company's independent accountants the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

     - Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

     - Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of
      Schedule 14A;

     - Reviewing the Audit Committee's own structure, processes and membership requirements; and

     - Performing such other duties as may be requested by the Board of Directors.

COMMITTEE MANDATES OF THE COMPANY'S MANAGEMENT:

     The Audit Committee will work with the Company's management to ensure that the following policies are complied with related to the Company's external independent accounting firm:

     - Critical Path may not retain its external accounting firm, or any of the firm's affiliates, to provide any internal audit services or any other consulting services, specifically related to financial information systems or acquisition/asset valuations. Critical Path may not retain its external accounting firm, or any of the firm's affiliates, to provide any other non-audit services unless such retention and the related fee is approved in advance by the Audit Committee, provided that such advance approval shall not be required for audit-related services designated by the Committee, including employee benefit plan audits, tax compliance work and statutory tax audits, revenue recognition or work performed on S.E.C. filings.

     - Critical Path may not hire any partner or manager of its external accounting firm who worked on the Company's audit during the prior three years.

     - Management must notify the Audit Committee within 72 hours of any communication, internal or otherwise, received by management, which raises significant issues relating to Critical Path's accounting policies or practices.

     - The engagement partner within the Company's external independent accounting firm who oversees the Company's audit may only act in this role or any other role on the audit engagement for a maximum of a five (5) year period. Such a partner may resume this role upon the five (5) year anniversary of his last year on the Company's audit engagement.

MEETINGS:

     The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the independent accountants as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

     Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter.

                              CRITICAL PATH, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 2002

The undersigned hereby appoints David C. Hayden and William E. McGlashan, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Critical Path, Inc. to be held at the Argent Hotel located at 50 Third Street, San Francisco, California on Wednesday, June 5, 2002 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect four directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified consisting of David C. Hayden, William E. McGlashan, Jr., Raul J. Fernandez and Jeffrey T. Webber:

                  [ ] FOR ALL NOMINEES            [ ] WITHHELD FROM ALL NOMINEES

                  [ ] FOR ALL NOMINEES, EXCEPT AS NOTED BELOW
                  (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

           ---------------------------------------------------------------------

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the appointment of PricewaterhouseCoopers LLP as the
            Company's independent accountants for the 2002 fiscal year.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

In their discretion, attorneys and proxies of the undersigned may act upon such other business as may properly come before the meeting of any postponements, continuations and adjournments thereof.

                                             Dated:

                                           ----------------------------------- ,
                                             2002

                                             -----------------------------------
                                             -----------------------------------
                                                        SIGNATURE(S)
                                             Please sign exactly as your name
                                             appears hereon. If the stock is
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and
                                             attorneys-in-fact should add their
                                             titles. If signer is a corporation,
                                             please give full corporate name and
                                             have a duly authorized officer
                                             sign, stating title. If signer is a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

 PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
                                    ENVELOPE
            THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.